FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Fourth Quarter 2009 and Full Year Results; CFFO Per Share Increases 20%

Highlights

•
Cash From Facility Operations (“CFFO”) was $49.5 million, or $0.42 per share, in the fourth quarter, excluding transaction-related costs, a 20% increase from $0.35 per share for the fourth quarter of 2008 (excluding integration and storm-related costs in Q4 2008).

•	Improved average monthly revenue per unit by 4.5% to $4,001 from $3,830 for the fourth quarter of 2008.

•
Average occupancy, excluding acquisitions and expansions from the third and fourth quarter of 2009, was 89.4%, a 20 basis point increase from 89.2% in the third quarter of 2009.  Average occupancy for all consolidated communities for the fourth quarter of 2009 was 88.9% compared to 89.7% for the fourth quarter of 2008.

•	Revenue increased over the fourth quarter of 2008 by $31.6 million, or 6.5%, to $518.5 million.

•	Adjusted EBITDA improved over the fourth quarter of 2008 by $9.4 million, or 12.4%, to $84.9 million.

•	Completed acquisition of 18 communities from Sunrise Senior Living and three communities from a joint venture partner.

•	Entered into a new 3 ½ year revolving credit facility with a commitment of $100 million.

Nashville, TN.  February 23, 2010 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial and operating results for the fourth quarter and full year 2009.

Bill Sheriff, Brookdale’s CEO, said, “During 2009, the Company reached several significant milestones, including exceeding $2 billion of revenue and $200 million of CFFO for the first time.  Operating in the third year of a difficult environment was not easy and required our team to execute well.  For example, our sales and marketing initiatives produced approximately 18,000 move-ins (excluding skilled nursing), which exceeded move-outs by over 600 over the course of the year.  And the field organization was extraordinarily effective in controlling expenses without sacrificing quality. The business model we have built, and have continued to improve, worked well in a difficult environment.  We are excited about its long-term growth prospects and our ability to capitalize on the opportunities which we believe we will be presented in the future.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “Our fourth quarter continued our 2009 trends of increasing occupancy, strengthening ancillary services, maintaining positive rate growth, controlling expenses below normal unit-cost inflation, expanding margin and growing cash flow.  We opened several large expansions and completed two portfolio acquisitions.  In spite of a difficult financial market, we effected a successful equity raise in the middle of the year, materially reduced leverage and, in the fourth quarter, completed some attractive mortgage financings in support of our acquisitions.  Just today, we entered into a new 3 ½ year line of credit with greater flexibility and capacity.  We continue to retain solid liquidity and maintain good coverage overall on our debt and leases.  The strength of our platform and the solid financial profile positions us well for long-term growth.”

Financial Results

Total revenue for the fourth quarter was $518.5 million, an increase of $31.6 million, or 6.5%, from the fourth quarter of 2008. Revenue for the full year 2009 was $2.0 billion, a 4.9% increase from $1.9 billion for the full year 2008.  The increase in revenue was primarily driven by an increase in average monthly revenue per unit, including growing revenues from ancillary services, and an increase in capacity through expansions and acquisitions, partially offset by a small decline in occupancy.

Average monthly revenue per unit was $4,001 in the fourth quarter, an increase of $171, or 4.5%, over the fourth quarter of 2008, and $3,985 for the full year of 2009, a 5.1% increase over the same period of 2008.  Excluding expansions and acquisitions from the third and fourth quarter of 2009, average occupancy for the fourth quarter was 89.4%, compared to 89.2% for the third quarter of 2009.  Average occupancy for all consolidated communities for the fourth quarter of 2009 was 88.9% compared to 89.7% for the fourth quarter of 2008.

Facility operating expenses for the fourth quarter were $340.7 million, an increase of $16.9 million, or 5.2%, from the fourth quarter of 2008.  The increase over the prior year’s quarter was primarily driven by the growth of ancillary services and expenses associated with expansions and acquisitions.  With the positive impact of the Company’s cost control initiatives, facility operating expenses, excluding the impact of ancillary services and acquisitions, increased by 1.5% from the fourth quarter of 2008.  Operating contribution margin for the Company during the fourth quarter of 2009 was 34.1%, up from 33.3% in the fourth quarter of 2008.  For the twelve months ended December 31, 2009, operating contribution margin was 35.3%, up from 34.3% for full year 2008.

General and administrative expenses for the fourth quarter were $34.7 million, up from $31.3 million in the fourth quarter of 2008.  Excluding non-cash compensation, integration and transaction-related costs from both periods, general and administrative expenses were $25.8 million in the fourth quarter of 2009 versus $23.4 million for the prior year same period.  Demonstrating the Company’s efficient platform, this was 4.6% of revenue (including revenues under management) in the fourth quarter of 2009.

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its facilities.

For the three and twelve months ended December 31, 2009, Adjusted EBITDA and Cash From Facility Operations included transaction-related costs of $3.6 million and $5.8 million, respectively.  For the three and twelve months ended December 31, 2008, Adjusted EBITDA and Cash From Facility Operations included expenses related to integration and severance costs and hurricanes and other named tropical storms of $3.5 million and $24.3 million, respectively.  The amounts for the twelve months ended December 31, 2008 include the effect of the $8.0 million reserve established for certain litigation.

For the quarter ended December 31, 2009, Facility Operating Income was $170.2 million, an increase of $14.0 million from the fourth quarter of 2008, and Adjusted EBITDA was $84.9 million, a $9.4 million increase over the fourth quarter of 2008.  For the twelve months ended December 31, 2009, Adjusted EBITDA was $348.6 million and Facility Operating Income was $690.1 million.

Cash From Facility Operations was $45.9 million for the fourth quarter of 2009, or $0.39 per share.  Excluding the $3.6 million of transaction-related costs, CFFO for the fourth quarter was $49.5 million, or $0.42 per share.  This was an increase of $13.6 million over the fourth quarter of 2008, excluding the integration and storm-related expenses in 2008.

For the twelve months ended December 31, 2009, reported CFFO was $196.8 million, or $1.79 per share. Excluding the $5.8 million of transaction-related costs, CFFO for the twelve months ended December 31, 2009 was $202.6 million, or $1.84 per share. This was an increase of $48.1 million over full year 2008, excluding the non-recurring, integration and storm-related expenses in 2008.

Net loss for the fourth quarter of 2009 was $(20.8) million, or $(0.18) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, goodwill and asset impairment, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.

Operating Activities

For the quarter ended December 31, 2009, same community revenues grew 3.1% over the same period in 2008 as revenue per unit increased by 3.8% and occupancy fell by 0.7%.  Same community Facility Operating Income for the quarter increased by 5.9% when compared to the fourth quarter of 2008 as expenses grew by 1.7%.

For the twelve months ended December 31, 2009, same community revenues grew 4.1% over the corresponding period ending in 2008, and same community Facility Operating Income increased by 7.8% over the corresponding period ending in 2008.  The twelve month same community data excludes hurricane and named tropical storms expenses of $4.8 million in the last two quarters of 2008.

By the end of the fourth quarter, the Company’s ancillary services programs provided therapy services to approximately 36,000 Brookdale units.  At the end of the quarter, the Company’s home health agencies were serving almost 23,000 units across the total consolidated Brookdale portfolio, up from approximately 16,700 units served a year ago.  Therapy and home health services produced $229 of monthly Facility Operating Income per occupied unit in the fourth quarter across all units served, up from $146 per month a year ago, driven primarily by maturation of existing clinics and the acquisition of home health agencies.

During the quarter, the Company opened two expansions with a total of 112 units.  Additionally, near the end of the third quarter the Company opened the 240-unit independent living component of its new entry fee CCRC in the Villages, Florida.  The 72-bed skilled nursing unit at the Villages opened late in the fourth quarter.  The start-up losses for expansions were $2.4 million in the fourth quarter and were comprised of operating expenses, additional interest and lease expense.

Balance Sheet

Brookdale had $66.4 million of unrestricted cash and cash equivalents and $183.1 million of restricted cash on its balance sheet at the end of the fourth quarter.  The Company had no cash borrowings outstanding against its Line of Credit.

During the first half of 2009, Brookdale extended the maturity of all of its mortgage debt initially due in 2009.  The Company currently has no mortgage debt maturities before 2011 that do not contain contractual extension options other than periodic, scheduled principal payments.

Acquisitions

On November 18, 2009, the Company acquired 18 senior living communities in an asset acquisition from affiliates of Sunrise Senior Living, Inc. (“Sunrise”).  The aggregate net purchase price for the 18 communities acquired was $190.0 million.  The portfolio of 18 communities is comprised of a total of 1,197 units, including 92 independent living units, 746 assisted living units and 359 Alzheimer’s units.  In connection with the acquisition, the Company assumed approximately $98.8 million of mortgage debt, currently at a weighted average rate of less than 2.5%, with the balance of the purchase price paid from cash on hand.   The Company has a commitment to finance five of the acquired communities and is expected to close the financing within a week.

Effective December 17, 2009, the Company acquired the remaining interest in three retirement center communities that were previously managed by the Company and in which the Company previously had a non-controlling interest.  The aggregate purchase price for the communities was $102.0 million.  The portfolio of three communities is comprised of 642 total units, including 506 independent living units and 136 assisted living units.  The Company financed the transaction by obtaining a $75.4 million mortgage loan with the balance of the purchase price paid from cash on hand.  The mortgage debt has a ten year term and bears interest at a fixed rate of 6.1%.

During the year ended December 31, 2009, the Company purchased three home health agencies as part of its growth strategy for an aggregate purchase price of approximately $1.5 million.  The entire purchase price of the acquisitions has been ascribed to an indefinite useful life intangible and recorded on the consolidated balance sheet under other intangible assets, net.

Subsequent Events

The Company announced today that it has entered into a new revolving credit facility. The new facility has a commitment of $100 million, with an option to increase the commitment to $120 million. The new facility replaces the Company's existing $75 million revolving credit agreement that was scheduled to expire in August 2010.  The revolving line of credit may be used to finance acquisitions and fund working capital, capital expenditures and other general corporate purposes.   GE Capital, Healthcare Financial Services, acts as administrative agent as well as a lender under the new line.

The new facility matures on June 30, 2013 and is secured by a first priority security interest in certain of the Company’s properties. The commitment will be limited to $80 million pending finalization of documentation for the remaining $20 million commitment, which is expected within the next week. The availability under the line may vary from time to time as it is based on borrowing base calculations related to the value and performance of collateral securing the facility.

 Supplemental Information

The Company will shortly post on the Investor Relations section of the Company’s website at www.brookdaleliving.com supplemental information relating to the Company’s fourth quarter and full year 2009 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Wednesday, February 24, 2010 to review the financial results of its fourth quarter ended December 31, 2009.  The conference call is scheduled for 9:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 845-7252 (from within the U.S.) or (706) 634-9069 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Fourth Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on March 5 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.) and referencing access code “58624232.”  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 565 communities in 35 states and the ability to serve over 53,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, revenue, cash flow, expense levels, the demand for senior housing, expansion activity, acquisition opportunities and asset dispositions; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof); our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health); our plans to expand existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, our ability consummate the financing for recently acquired communities; the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; the risk that therapy caps exceptions are not reinstated; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that continued market deterioration could jeopardize the performance of certain of our counterparties’ obligations; changes in governmental reimbursement programs; our limited operating history on a combined basis; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to integrate acquisitions into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Statements of Operations
(Audited, in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue
Resident fees	$516,805	$485,538	$2,016,349	$1,921,060
Management fees	1,717	1,390	6,719	6,994
Total revenue	518,522	486,928	2,023,068	1,928,054

Expense
Facility operating expense (excluding depreciation and amortization of $46,746, $51,752, $183,813 and $195,517, respectively)	338,640	322,595	1,302,277	1,256,781
General and administrative expense (including non-cash stock-based compensation expense of $5,386, $5,569, $26,935 and $28,937, respectively)	34,716	31,286	134,864	140,919
Hurricane and named tropical storms expense	-	1,187	-	4,800
Facility lease expense	67,885	67,441	272,096	269,469
Depreciation and amortization	69,557	68,320	271,935	276,202
Loss on sale of communities, net	2,043	-	2,043	-
Goodwill and asset impairment	10,073	220,026	10,073	220,026
Total operating expense	522,914	710,855	1,993,288	2,168,197
(Loss) income from operations	(4,392)	(223,927)	29,780	(240,143)

Interest income	583	1,449	2,354	7,618
Interest expense:
Debt	(32,024)	(36,495)	(128,869)	(147,389)
Amortization of deferred financing costs and debt discount	(2,406)	(2,767)	(9,505)	(9,707)
Change in fair value of derivatives and amortization	2,628	(50,802)	3,765	(68,146)
Gain (loss) on extinguishment of debt	1,626	-	(1,292)	(3,052)
Equity in (loss) earnings of unconsolidated ventures	(778)	(111)	440	(861)
Other non-operating (expense) income	(26)	2,132	4,146	1,708
Loss before income taxes	(34,789)	(310,521)	(99,181)	(459,972)
Benefit for income taxes	13,990	31,735	32,926	86,731
Net loss	(20,799)	(278,786)	(66,255)	(373,241)

Basic and diluted loss per share	$(0.18)	$(2.75)	$(0.60)	$(3.67)

Weighted average shares used in
computing basic and diluted loss per share	118,653	101,424	111,288	101,667

Dividends declared per share	$-	$-	$-	$0.75

Consolidated Balance Sheets
(Audited, in thousands)

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$66,370	$53,973
Cash and escrow deposits - restricted	109,977	86,723
Accounts receivable, net	82,604	91,646
Other current assets	58,470	48,443
Total current assets	317,421	280,785
Property, plant, and equipment and
leasehold intangibles, net	3,857,774	3,697,834
Other assets, net	470,748	470,639
Total assets	$4,645,943	$4,449,258

Current liabilities	$689,309	$648,445
Long-term debt, less current portion	2,459,341	2,235,000
Other liabilities	410,711	605,212
Total liabilities	3,559,361	3,488,657
Stockholders’ equity	1,086,582	960,601
Total liabilities and stockholders’ equity	$4,645,943	$4,449,258

Consolidated Statements of Cash Flows
(Audited, in thousands)
	Twelve Months Ended December 31,
	2009	2008
Cash Flows from Operating Activities
Net loss	$(66,255)	$(373,241)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash portion of loss on extinguishment of debt	1,292	3,052
Depreciation and amortization	281,440	285,909
Goodwill and asset impairment	10,073	220,026
Gain on sale of assets	(2,241)	(2,131)
Equity in (earnings) loss of unconsolidated ventures	(440)	861
Distributions from unconsolidated ventures from cumulative share of net earnings	405	3,752
Amortization of deferred gain	(4,345)	(4,342)
Amortization of entrance fees	(21,661)	(22,025)
Proceeds from deferred entrance fee revenue	38,489	22,601
Deferred income tax benefit	(31,684)	(89,498)
Change in deferred lease liability	15,851	20,585
Change in fair value of derivatives and amortization	(3,765)	68,146
Change in future service obligation	(2,342)	-
Non-cash stock-based compensation	26,935	28,937
Changes in operating assets and liabilities:
Accounts receivable, net	11,784	(25,150)
Prepaid expenses and other assets, net	(28,426)	(12,664)
Accounts payable and accrued expenses	21,287	15,428
Tenant refundable fees and security deposits	(16,770)	(1,293)
Deferred revenue	7,593	(2,186)
Net cash provided by operating activities	237,220	136,767
Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	2,441	3,481
Increase in cash and escrow deposits — restricted	(64,540)	(21,760)
Net proceeds from sale of assets	14,941	2,935
Distributions received from unconsolidated ventures	1,061	3,916
Additions to property, plant, and equipment and leasehold intangibles,
net of related payables	(117,453)	(189,028)
Acquisition of assets, net of related payables and cash received	(204,137)	(6,731)
(Issuance of) payment on notes receivable, net	(508)	39,362
Investment in unconsolidated ventures	(1,246)	(2,779)
Proceeds from sale leaseback transaction	9,166	-
Proceeds from sale of unconsolidated venture	8,843	4,165
Net cash used in investing activities	(351,432)	(166,439)
Cash Flows from Financing Activities
Proceeds from debt	157,039	511,344
Repayment of debt and capital lease obligations	(32,587)	(255,489)
Proceeds from line of credit	60,446	339,453
Repayment of line of credit	(219,899)	(378,000)
Payment of dividends	-	(129,455)
Payment of financing costs, net of related payables	(8,700)	(14,292)
Proceeds from public equity offering, net	163,771	-
Cash portion of loss on extinguishment of debt	-	(1,240)
Other	(931)	(2,974)
Refundable entrance fees:
Proceeds from refundable entrance fees	30,386	19,871
Refunds of entrance fees	(22,916)	(19,150)
Recouponing and payment of swap termination	-	(58,140)
Purchase of treasury stock	-	(29,187)
Net cash provided by (used in) financing activities	126,609	(17,259)
Net increase (decrease) in cash and cash equivalents	12,397	(46,931)
Cash and cash equivalents at beginning of year	53,973	100,904
Cash and cash equivalents at end of year	$66,370	$53,973

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, loss on sale of communities, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding first generation entrance fee receipts on a newly opened entrance fee CCRC).

In 2009, we clarified the definition of Adjusted EBITDA to exclude (a) initial entrance fees received from the sale of units at a newly opened entrance fee CCRC where the Company is required to apply such entrance fee proceeds to satisfy debt, (b) the change in the liability for the obligation to provide future services under existing lifecare contracts and (c) loss on sale of communities.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and twelve months ended December 31, 2009 and 2008 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009(1)	2008(1)	2009(1)	2008(1)
Net loss	$(20,799)	$(278,786)	$(66,255)	$(373,241)
Benefit for income taxes	(13,990)	(31,735)	(32,926)	(86,731)
Other non-operating expense (income)	26	(2,132)	(4,146)	(1,708)
Equity in loss (earnings) of unconsolidated ventures	778	111	(440)	861
(Gain) loss on extinguishment of debt, net	(1,626)	-	1,292	3,052
Interest expense:
Debt	24,582	29,488	99,653	119,853
Capitalized lease obligation	7,442	7,007	29,216	27,536
Amortization of deferred financing costs and debt discount	2,406	2,767	9,505	9,707
Change in fair value of derivatives and amortization	(2,628)	50,802	(3,765)	68,146
Interest income	(583)	(1,449)	(2,354)	(7,618)
(Loss) income from operations	(4,392)	(223,927)	29,780	(240,143)
Loss on sale of communities, net	2,043	-	2,043	-
Depreciation and amortization	69,557	68,320	271,935	276,202
Goodwill and asset impairment	10,073	220,026	10,073	220,026
Straight-line lease expense	3,778	4,910	15,851	20,585
Amortization of deferred gain	(1,086)	(1,085)	(4,345)	(4,342)
Amortization of entrance fees	(5,577)	(5,498)	(21,661)	(22,025)
Non-cash compensation expense	5,386	5,569	26,935	28,937
Change in future service obligation	(2,342)	-	(2,342)	-
Entrance fee receipts(2)	28,618	12,077	68,875	42,472
First generation entrance fees received (3)	(15,047)	-	(25,673)	-
Entrance fee disbursements	(6,074)	(4,819)	(22,916)	(19,150)
Adjusted EBITDA	$84,937	$75,573	$348,555	$302,562

(1)
The calculation of Adjusted EBITDA includes transaction-related costs for the three and twelve months ended December 31, 2009 of $3.6 million and $5.8 million, respectively.  Integration and hurricane and named tropical storms expense as well as other non-recurring costs were $3.5 million for the three months ended December 31, 2008 and $24.3 million for the twelve months ended December 31, 2008.  The amount for the twelve months ended December 31, 2008 includes the effect of an $8.0 million reserve established for certain litigation.

(2)	Includes the receipt of refundable and nonrefundable entrance fees.
(3)
First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC where the Company is required to apply such entrance fee proceeds to satisfy debt.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts on a newly opened entrance fee CCRC, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, other, and recurring capital expenditures.  In 2009, we clarified the definition of CFFO to exclude initial entrance fees received from the sale of units at a newly opened entrance fee CCRC where the Company is required to apply such entrance fee proceeds to satisfy debt.  Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from CFFO. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items (including integration capital expenditures), facility purchases and/or major projects or renovations that are funded using financing proceeds and/or proceeds from the sale of facilities that are held for sale.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and twelve months ended December 31, 2009 and 2008 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009(1)	2008(1)	2009(1)	2008(1)

Net cash provided by operating activities	$51,248	$29,413	$237,220	$136,767
Changes in operating assets and liabilities	11,753	12,562	4,532	25,865
Refundable entrance fees received(2)	13,354	4,686	30,386	19,871
First generation entrance fees received (3)	(15,047)	-	(25,673)	-
Entrance fee refunds disbursed	(6,074)	(4,819)	(22,916)	(19,150)
Recurring capital expenditures	(7,484)	(7,696)	(19,522)	(27,312)
Lease financing debt amortization with fair market value or no purchase options	(1,824)	(1,716)	(7,195)	(6,691)
Reimbursement of operating expenses and other	-	-	-	794
Cash From Facility Operations	$45,926	$32,430	$196,832	$130,144

(1)	The calculation of CFFO includes transaction-related costs for the three and twelve months ended December 31, 2009 of $3.6 million and $5.8 million, respectively. Integration and hurricane and named tropical storms expense as well as other non-recurring costs were $3.5 million for the three months ended December 31, 2008 and $24.3 million for the twelve months ended December 31, 2008. The amount for the twelve months ended December 31, 2008 includes the effect of an $8.0 million reserve established for certain litigation.
(2)
Total entrance fee receipts for the three months ended December 31, 2009 and 2008 were $28.6 million and $12.1 million, respectively, including $15.3 million and $7.4 million, respectively, of nonrefundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the years ended December 31, 2009 and 2008 were $68.9 million and $42.5 million, respectively, including $38.5 million and $22.6 million, respectively, of nonrefundable entrance fee receipts included in net cash provided by operating activities

(3)
First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC where the Company is required to apply such entrance fee proceeds to satisfy debt.

Beginning in the third quarter of 2009, the calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Previously, the calculation of CFFO per outstanding common share was based on outstanding shares at the end of the period, excluding any unvested restricted shares.  The change in methodology does not change any historically reported CFFO numbers.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, loss on sale of communities, depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

In 2009, we clarified the definition of Facility Operating Income to exclude (a) the change in the liability for the obligation to provide future services under existing lifecare contracts and (b) loss on sale of communities.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and twelve months ended December 31, 2009 and 2008 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net loss	$(20,799)	$(278,786)	$(66,255)	$(373,241)
Benefit for income taxes	(13,990)	(31,735)	(32,926)	(86,731)
Other non-operating expense (income)	26	(2,132)	(4,146)	(1,708)
Equity in loss (earnings) of unconsolidated ventures	778	111	(440)	861
(Gain) loss on extinguishment of debt	(1,626)	-	1,292	3,052
Interest expense:
Debt	24,582	29,488	99,653	119,853
Capitalized lease obligation	7,442	7,007	29,216	27,536
Amortization of deferred financing costs and debt discount	2,406	2,767	9,505	9,707
Change in fair value of derivatives and amortization	(2,628)	50,802	(3,765)	68,146
Interest income	(583)	(1,449)	(2,354)	(7,618)
(Loss) income from operations	(4,392)	(223,927)	29,780	(240,143)
Loss on sale of communities, net	2,043	-	2,043	-
Depreciation and amortization	69,557	68,320	271,935	276,202
Goodwill and asset impairment	10,073	220,026	10,073	220,026
Facility lease expense	67,885	67,441	272,096	269,469
General and administrative (including non-cash stock compensation expense)	34,716	31,286	134,864	140,919
Change in future service obligation	(2,342)	-	(2,342)	-
Amortization of entrance fees	(5,577)	(5,498)	(21,661)	(22,025)
Management fees	(1,717)	(1,390)	(6,719)	(6,994)
Facility Operating Income	$170,246	$156,258	$690,069	$637,454